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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION
                                (RULE 14A-101)
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

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                                 AMTRAN, INC.
               (Name of Registrant as Specified in Its Charter)

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The following text was posted on the ATA employee intranet website on
June 21, 2001.


John Tague's Infoline Update (telephone message to ATA employees)
6/19/01

Hi Folks. This is John Tague on June 19 in Indianapolis. I wanted to delay the update of this until Tuesday morning because I thought there might be some developing news of interest regarding the company's going-private transaction, and there was. The board met last night and approved the transaction to go private, based upon the recommendation of the special committee and due consideration by all of the board. The transaction was approved by the board at the price of $23 per share in cash for all of the outstanding shares of Amtran not presently owned by the founder. This transaction will be subject to the approval of a majority of the minority stockholders voting at a special annual meeting later this summer.

The special committee is charged with representing the interests of minority shareholders. They did so in conjunction with their advisors Dresdner Kleinwort Wasserstein, as well as Sullivan & Cromwell, the law firm, and the Sommer & Barnard law firm. As part of the negotiating process, there was an agreement to increase the consideration from $21 to $23 per share. The advisors rendered what we call a "fairness opinion," which is a lengthy opinion based upon the process and review we have gone through in the last month. In effect, it says that, in their professional opinion, they believe the transaction is financially fair to shareholders, as it has been renegotiated. So that is where we are at this point in the process. From this point forward, there will be a tremendous amount of financial disclosure and filings with the Securities and Exchange Commission, which anyone will have the right to review. That will give folks an appropriate level of information with which to make an informed voting decision.

Much of the work associated with the transaction has been put to bed, and there will be additional legal work going forward, but I think the time has come to again focus on managing our business. This is a financial transaction that will not impact the day-to-day operations of the company. We have some challenges ahead, so I urge everyone to view this as somewhat of a separate event, then march ahead and run the business.


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Many of you have heard me say that I feel that the industry profit projections provided by the Air Transport Association and the securities analysts have been a bit rosy, to say the least. About 10 days ago, for the first time, one analyst projected a loss for the industry in the second quarter and for the full year as well. Yesterday, another analyst projected an industry loss of approximately $600 million for the year. Without Southwest results, the industry loss would be approximately $1.2 billion for the year. Frankly, I think these numbers are still light. I believe the industry loss for the year will be well north of $1 billion. Without the profits provided by Southwest, the loss could be as much as $2 billion. These are by far the worst financial results we have seen in about a decade.

I believe ATA is secure and well-positioned to deal with these challenges. I am quite confident that by working together and managing prudently, we will successfully navigate our way through these times and implement our massive fleet modernization and our product and image improvements, thereby providing our customers with a highly reliable, clean, friendly and well-executed product. That does not mean we can be oblivious. Even the most successful companies in the industry, such as Southwest, are being very prudent in cutting their cash capital expenses, as well as cutting operating costs. We have been and will continue to do the same.

It is important that we remain conservative during these times and that we are willing to make tough decisions, because this is going to be a terrible financial year for the industry. Frankly, I think 2002 will be disappointing as well. That scenario is what we are basing our planning model on. The scenario is driven not only by high fuel prices, but also the significantly slowing growth rate in the economy. At this point, we are not optimistic about any substantial improvement over the next 18 months, so our financial plans have accommodated that. We can weather the storm, but we must not be in a state of denial about the condition of the industry and the challenges we face. We will face those head-on and resolve them in the best way we know how. I wanted to update you on that and make you aware of the industry context in which we are operating as we steer our ship though some of the choppiest industry seas we have seen in quite some time.

Going forward, I expect we will start the budgeting process for '02 as early as July 1. We are starting much earlier this year because we think we have a big challenge ahead of us. It's nothing we can't manage. We have the resources to continue to march our way through, but we have to apply a


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lot of elbow grease to our financial-planning process to deliver an acceptable result - not a good result, but an acceptable one.

The aircraft modernization is going well. The first aircraft is soon to be in service, and we have one coming every few weeks over the next several months. You will see very strong traffic and loads this summer, with people paying less than they paid last year across the industry. After reviewing the May results, I expect industry unit revenues to decline 6 to 9 percent. I also expect that the airline industry will have fewer domestic revenue dollars this year than last year. Compared to the industry, we are performing much better in terms of unit revenue performance. Nevertheless, it is putting a crimp in our style.

I appreciate all the hard work you are doing out there. It is exciting to see the new uniforms and airplanes, because those things are going to impact our customer product and our employee quality of life. You also will see more technology phased in throughout the year. We are sticking with our plan to reinvent ATA to be broadly appealing to both leisure and business travelers and to provide an efficient, friendly experience that is second to none in the industry. Thanks for all your help in getting us down the road. Until next time, take care.


Important Legal Information

In connection with the Agreement and Plan of Merger dated June 18, 2001, Amtran will file a proxy statement with the SEC. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information about the merger. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed with, or furnished to the SEC by Amtran at the SEC's web site at www.sec.gov. When it becomes available, the proxy statement and other documents filed with, or furnished to, the SEC by Amtran may also be obtained for free by directing a request to Mr. Kenneth K. Wolff at (317) 247- 4000.

In connection with that proxy statement, Amtran and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Amtran in favor of the transaction. Information concerning such participants in the solicitation of proxies by Amtran from shareholders in connection with


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the merger is contained in the press release filed with the SEC under cover of
Schedule 14A by Amtran on May 17, 2001. Security holders of Amtran may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.

Caution Concerning Forward-Looking Statements: This communication contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Amtran management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about the transaction. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of Amtran shareholders to approve the transaction; the inability to obtain financing to pay the transaction consideration; the costs related to the transaction; litigation challenging the transaction; and other economic, business, competitive and/or regulatory factors affecting Amtran's businesses generally. More detailed information about those factors is set forth in filings made by Amtran with the SEC. Amtran is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.